UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2005

STRATUS SERVICES GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-15789	22-3499261
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

500 Craig Road, Suite 201, Manalapan, New Jersey 07726
(Address of principal executive offices)

(732) 866-0300
(Registrant’s telephone number including area code)

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ITEMS 1.01
And 2.04	ENTRY INTO MANAGEMENT AGREEMENT WITH ALS, LLC

During the years ending September 30, 2003 and 2004, we entered into various agreements with ALS, LLC and Advantage Services Group, LLC (“Advantage”) (collectively ALS, Advantage and/or any of their wholly-owned subsidiaries are referred to herein as “ALS”), a company in which Joseph J. Raymond, Jr., a son of the CEO, holds a 50% interest, pursuant to which ALS provided payroll outsourcing services for all of our in-house staff and customer staffing requirements in California, Delaware, Maryland, Texas and Florida. We paid agreed upon rates, plus burden (payroll taxes and worker’s compensation insurance) plus a fee based on a percentage of pay rates.

On February 2, 2005, we entered into a new Management Agreement (the “Management Agreement”), (a copy of which will be filed with the Company’s Form 10-Q for the quarter ended 12/31/04), with an Effective Date of February 21, 2005, which supersedes and replaces all of our existing Employer Service Agreements dated from November, 2003, through May, 2004, and our Outsourcing agreement dated August 13, 2004. The Management Agreement is for a term of three (3) years. Pursuant to the terms of the Management Agreement, we will now outsource all of our in-house staff and customer staffing requirements, in all states in which we currently do business, except for our employees at our corporate headquarters in Manalapan, New Jersey, through ALS. We will continue to pay a fee to ALS for these outsourcing services, based upon agreed upon rates, plus burden, plus a percentage fee based on these pay rates.

Additionally, per the terms of the Management Agreement, ALS will now provide such services which are necessary for conducting daily management and operations related to Stratus revenue—generating business units. For these additional services, ALS will earn a quarterly management fee equal to ten percent (10%) of Stratus’ Operating Profit (as defined in the Management Agreement). However, the Management Agreement sets forth certain performance criteria that ALS must meet in order to be entitled to the quarterly management fee. ALS must, at a minimum, create at least $2,000,000 of Operating Profit after certain adjustments for Stratus in each annual period measured from the date of the Management Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STRATUS SERVICES GROUP, INC.

By: /s/ Joseph J. Raymond
Joseph J. Raymond
President & CEO

Date: February 8, 2005

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